Exhibit 10.1

KITE REALTY GROUP TRUST
TRUSTEE DEFERRED COMPENSATION PLAN

          This Kite Realty Group Trust Trustee Deferred Compensation Plan (the “Plan”) is adopted by Kite Realty Group Trust (“Kite” or the “Company”) for the purpose of providing a deferred compensation arrangement to trustees of the Company who are not also employees of the Company (“non-employee trustees”) and their beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future.

ARTICLE I: DEFINITIONS

          Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1.

“Account” means the book entry account established under the Plan for each Participant to which shall be credited such amounts as the Company shall determine in accordance with this Plan, including the Participant’s Credited Investment Return (Loss) determined under Article IV, and which shall be reduced by any distributions made to a Participant or Beneficiary.

1.2.	“Beneficiary” means those persons, trusts or other entities entitled to receive Benefits which may be payable hereunder upon a Participant’s death as determined under Article VI.

1.3.	“Benefits” means the amounts credited to a Participant’s Account pursuant to such Participant’s Deferred Compensation Agreements, plus or minus all Credited Investment Return (Loss).

1.4.	“Board of Trustees” or “Board” means the Board of Trustees of Kite Realty Group Trust.

1.5.	“Change of Control” means the happening of any of the following:

(i) the dissolution or liquidation of the Company;

(ii)  the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter;

(iii) a sale of all or substantially all of the assets of the Company to another person or entity;

(iv)  any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or

(v)  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board).

1.6.	“Code” means the Internal Revenue Code of 1986, as amended, and references to particular sections of the Code are deemed to refer to such sections or any successor sections thereto.

1.7.	“Committee” means the Compensation Committee of the Board.

1.8.	“Company” means Kite Realty Group Trust.

1.9.	“Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to the Participant’s Account pursuant to Article IV.

1.10.

“Deferred Compensation Agreement” means an agreement to participate and to defer compensation between a Participant and the Company in such form and consistent with terms of the Plan as the Company may prescribe from time to time.

1.11.	“Distribution Date” means the date on which distribution of a Participant’s Benefits is made pursuant to Article V.

1.12.	“Effective Date” means May 4, 2006.

1.13.

“Eligible Compensation” means annual board or committee retainers and meeting fees, and unrestricted share, restricted share and share unit awards made under the Company’s 2004 Equity Incentive Plan (or its successor).

1.14.	“Participant” means a non-employee Trustee of the Company for whom an Account has been established.

1.15.	“Plan” shall mean this Kite Realty Group Trust Trustee Deferred Compensation Plan, as it may be amended from time to time.

1.16.	“Share Unit” means an unfunded right to receive one share of the Company’s common shares of beneficial interest at a future date. Share Units do not have voting rights.

1.17.	“Kite” means Kite Realty Group Trust.

1.18.	“Termination Event” means the Participant’s separation from service with the Company (within the meaning of Code Section 409A) for any reason.

ARTICLE II: ELIGIBILITY

2.1.

Eligibility.  Eligibility for participation in the Plan shall be limited to non-employee Trustees of the Company.  Non-employee Trustees shall be eligible to defer Eligible Compensation in accordance with this Plan and rules established by the Committee.  Each individual who becomes a Participant shall execute a Deferred Compensation Agreement in the form prescribed by the Company.

2.2.	Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled thereunder have been paid in full.

2.3.

Time of Election of Deferral. Except as provided in the next sentence, an election to defer Eligible Compensation must be made before the year in which the Eligible Compensation is earned and payable.  In his or her first year of eligibility for the Plan, a non-employee Trustee may make a deferral election within 30 days of first becoming eligible.  This initial deferral may relate only to Eligible Compensation attributable to the period following the deferral election.  Any change to a deferral election shall be effective only with regard to Eligible Compensation earned commencing with the next calendar year.

2.4.

ARTICLE III: PARTICIPANT’S ACCOUNTS

3.1.

Establishment of Accounts.  The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased Participant which shall reflect the value of such Participant’s Benefits as adjusted from time to time to reflect Credited Investment Return (Loss). Each Account shall be credited with a number of Share Units, determined in accordance with the Deferred Compensation Agreement.

3.2.

Vesting.  Deferred fees and retainers (and the earnings credited thereon) credited to an Account shall be 100% vested.  Restricted share and other equity-based awards that are deferred pursuant to this Plan shall be subject to the vesting schedule, if any, of the corresponding share award.

ARTICLE IV: CREDITED INVESTMENT RETURN (LOSS)

4.1.

Credited Investment Return (Loss).  All amounts credited to an Account shall be deemed to be invested in Share Units.  Share Units shall be credited with dividend equivalents to the extent dividends are paid on Company common shares.

4.2.

Adjustments for Share Splits and Similar Corporate Events.  Amounts credited to a Participant’s Account shall be equitably adjusted for changes in the capitalization of the Company, including without limitation by reason of a share split or reverse share split, in the manner and to the extent determined to be appropriate by the Board.

ARTICLE V: BENEFITS

5.1.

Timing of Distribution.  The vested portion of a Participant’s Account shall be paid (or payment shall commence) within a reasonable time after a Termination Event.  The Participant shall forfeit the unvested portion of his or her Account upon a Termination Event, giving consideration to any accelerated vesting provisions of the corresponding restricted share award.

5.2.

(a)          Method of Distribution.  A Participant’s Account shall be paid in a single lump sum payment.  All payments from the Plan shall be in the form of Company common shares (with cash for fractional shares).

(b)           Death Benefits.  In the event the Participant dies before his or her Benefits have been fully distributed, the Participant’s Benefits shall be paid to his or her Beneficiary in accordance with the Participant’s most recent valid Beneficiary designation.

(c) Valuation of Accounts. Participants’ Accounts shall be valued using the fair market value of Kite common shares on the date immediately preceding the Distribution Date.

5.3.

Tax Withholding.  All payments under this Article V shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto. In the event any taxes become due prior to payment such taxes shall be the sole responsibility of the Participant.

ARTICLE VI: BENEFICIARIES

6.1.

Designation of Beneficiary.  The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any Benefits due under Article V which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

6.2.	No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant’s estate.

ARTICLE VII: ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Committee.  The Committee has sole discretion to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan.  The Committee’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant’s Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan.  The Committee may delegate its authority hereunder to one or more officers of the Company.  Whenever the value of an Account is to be determined under this Plan as of a particular date, the Committee may determine such value using any method that is reasonable, in its discretion.  Whenever payments are to be made under this Plan, such payments shall begin within a reasonable period of time, as determined by the Committee, and no interest shall be paid on such amounts for any reasonable delay in making the payments. The Committee’s decisions under the Plan shall be final and binding on all Participants, as well as the Participant’s heirs, assigns, administrator, executor, and any other person claiming through the Participant.  This Plan shall be interpreted and administered in a manner that complies with Section 409A of the Code.

ARTICLE VIII: MISCELLANEOUS

8.1.

The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary  shall have any rights in or against any specific assets of the Company. Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan. This Plan shall not be construed to require the Company to fund, prior to payment, any of the Benefits payable under this Plan.

8.2.

If, in the Company’s opinion, a Participant or Beneficiary for any reason is unable to handle properly any property distributable to him or her under the Plan, then the Company may make such arrangements which it determines to be beneficial to such Participant or Beneficiary, to the extent such arrangements have not been made by such Participant or Beneficiary, for the distribution of such property, including (without limitation) the distribution of such property to the guardian, conservator, spouse or dependent(s) of such Participant or Beneficiary.

8.3.	The right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

8.4.	This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.5.	Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ or service of the Company as an employee.

8.6.

If the Company, the Participant, any Beneficiary, or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

8.7.

This Plan shall be construed in accordance with and governed by the laws of the state of Maryland, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

8.8.

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

8.9.

(a)          This Plan may be amended or terminated by Kite at any time in its sole discretion by resolution of its Board or any committee to which its Board has delegated such authority to amend; provided, however, that no amendment may be made which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Account on the date of such amendment.  If the Plan is terminated, Compensation shall prospectively cease to be deferred as of the date of the termination.  Upon termination of the Plan, each Participant will be paid the value of his or her Account at the time and in the manner provided for in Article V.

(b)          Notwithstanding the foregoing paragraph or any other provision in this Plan to the contrary, upon the consummation of a Change of Control, each Participant’s Account shall be fully vested and shall be distributed to him or her in a lump sum distribution within 15 days following the consummation of such Change in Control.

*          *          *         *

To record the adoption of the Plan, the Company has caused its authorized officer to execute the same, effective as of the 4th day of May, 2006.

KITE REALTY GROUP TRUST

By:	/s/ John A. Kite

John A. Kite
Chief Executive Officer

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